SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                             Weblink Wireless, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

         Class A Convertible Common Stock, par value $0.0001 per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   69553J104
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 9, 2002
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

---------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69553J104                    13G                    Page 2 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                    Page 3 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY LEVERAGED EQUITY FUND II, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                    Page 4 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         THE MORGAN STANLEY LEVERAGED EQUITY FUND II, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                    Page 5 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY CAPITAL PARTNERS III, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                    Page 6 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSCP III, LLC
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         OO; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                    Page 7 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY CAPITAL PARTNERS III, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                    Page 8 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY CAPITAL INVESTORS, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                    Page 9 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSCP III 892 INVESTORS, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 10 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE CAPITAL II, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 11 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE PARTNERS II, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 12 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE CAPITAL FUND II, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 13 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE CAPITAL FUND II, C.V.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 14 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE INVESTORS, L.P
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 15 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE CAPITAL INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 16 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE PARTNERS L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN; IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                    13G                   Page 17 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE CAPITAL FUND, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

      NUMBER OF           5.     SOLE VOTING POWER                    -0-
        SHARES         --------------------------------------------------------
     BENEFICIALLY         6.     SHARED VOTING POWER                  -0-
       OWNED BY        --------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER               -0-
      REPORTING        --------------------------------------------------------
     PERSON WITH          8.     SHARED DISPOSITIVE POWER             -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     Weblink Wireless, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:

     3333 Lee Parkway, Suite 100, Dallas TX 75219

Item 2(a).  Name of Person Filing:

     This statement is filed on behalf of the persons identified below (the "Reporting Persons"). In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     Morgan Stanley

     Morgan Stanley Leveraged Equity Fund II, Inc.

     The Morgan Stanley Leveraged Equity Fund II, L.P.

     Morgan Stanley Capital Partners III, Inc.

     MSCP III, LLC

     Morgan Stanley Capital Partners III, L.P.

     Morgan Stanley Capital Investors, L.P.

     MSCP III 892 Investors, L.P.

     Morgan Stanley Venture Capital II, Inc.

     Morgan Stanley Venture Partners II, L.P.

     Morgan Stanley Venture Capital Fund II, L.P.

     Morgan Stanley Venture Capital Fund II, C.V.

     Morgan Stanley Venture Investors, L.P.

     Morgan Stanley Venture Capital Inc.

     Morgan Stanley Venture Partners L.P.

     Morgan Stanley Venture Capital Fund, L.P.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is:

     1585 Broadway

     New York, New York 10036

Item 2(c).  Citizenship:

     The citizenship of each of the Reporting Persons is Delaware, except for Morgan Stanley Venture Capital Fund II, C.V. which is a limited partnership organized under the laws of Netherlands Antilles.

Item 2(d).  Title of Class of Securities:

     This statement relates to the Company's Class A Convertible Common Stock, par value $0.0001 per share (the "Shares").

Item 2(e).  CUSIP Number:

     69553J104

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.

     (a) Amount beneficially owned:

     This is the Reporting Persons' final amendment to the Schedule 13G and is an exit filing.

     As of September 9, 2002, the Reporting Persons no longer beneficially own any Shares.

     MSDW is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b)  Percent of class:

     Each of the Reporting Persons own 0% of the Shares.

     (c)  Number of shares as to which such person has:

                                   (i)                    (ii)                       (iii)                         (iv)
                          Sole power to vote or   Shared power to vote    Sole power to dispose or to   Shared power to dispose or
                           to direct the vote     or to direct the vote    direct the disposition of   to direct the disposition of
                           ------------------     ---------------------    -------------------------   ----------------------------
Morgan Stanley                    - 0 -                   - 0 -                      - 0 -                       - 0 -

Morgan Stanley                    - 0 -                   - 0 -                      - 0 -                       - 0 -
Leveraged Equity Fund
II, Inc.

The Morgan Stanley                - 0 -                   - 0 -                      - 0 -                       - 0 -
Leveraged Equity Fund
II, L.P.

Morgan Stanley Capital            - 0 -                   - 0 -                      - 0 -                       - 0 -
Partners III, Inc.

MSCP III, LLC                     - 0 -                   - 0 -                      - 0 -                       - 0 -

Morgan Stanley Capital            - 0 -                   - 0 -                      - 0 -                       - 0 -
Partners III, L.P.

Morgan Stanley Capital            - 0 -                   - 0 -                      - 0 -                       - 0 -
Investors, L.P.

MSCP III 892 Investors,           - 0 -                   - 0 -                      - 0 -                       - 0 -
L.P.

Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Capital II, Inc.

Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Partners II, L.P.

Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Capital Fund II, L.P.


                                                   Page 20 of 22


                                   (i)                    (ii)                       (iii)                         (iv)
                          Sole power to vote or   Shared power to vote    Sole power to dispose or to   Shared power to dispose or
                           to direct the vote     or to direct the vote    direct the disposition of   to direct the disposition of
                           ------------------     ---------------------    -------------------------   ----------------------------
Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Capital Fund II, C.V.

Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Investors, L.P.

Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Capital Inc.

Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Partners L.P.

Morgan Stanley Venture            - 0 -                   - 0 -                      - 0 -                       - 0 -
Capital Fund, L.P.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable

Item 8.  Identification and Classification of Members of the Group.

     Not applicable

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certifications.

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                              Date: October 11, 2002

                              MORGAN STANLEY
                              MORGAN STANLEY LEVERAGED EQUITY FUND II, INC.
                              THE MORGAN STANLEY LEVERAGED EQUITY FUND II, L.P. MORGAN STANLEY CAPITAL PARTNERS III, INC.
                              MSCP III, LLC
                              MORGAN STANLEY CAPITAL PARTNERS III, L.P
                              MORGAN STANLEY CAPITAL INVESTORS, L.P.
                              MSCP III 892 INVESTORS, L.P.
                              MORGAN STANLEY VENTURE CAPITAL II, INC.
                              MORGAN STANLEY VENTURE PARTNERS II, L.P.
                              MORGAN STANLEY VENTURE CAPITAL FUND II, L.P.
                              MORGAN STANLEY VENTURE CAPITAL FUND II, C.V.
                              MORGAN STANLEY VENTURE INVESTORS, L.P.
                              MORGAN STANLEY VENTURE CAPITAL INC.
                              MORGAN STANLEY VENTURE PARTNERS L.P.
                              MORGAN STANLEY VENTURE CAPITAL FUND, L.P.



                              By: /s/ Peter Vogelsang
                                 ----------------------------------------------
                                 Name:  Peter Vogelsang
                                 Title: Power of Attorney2


---------
     2 The grant of Power of Attorney to Peter Vogelsang is incorporated herein by reference to Schedule 13G filed by the Reporting Persons on February 14, 1997. See Exhibits 2, 3 and 4 thereto.


                                 Page 22 of 22